UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Araskog, Rand V.
   12980 Brynwood Circle
   Palm Beach Gardens, FL  33418
2. Issuer Name and Ticker or Trading Symbol
   ITT Industries, Inc.
   IIN
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   May, 1998
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock (RS)  (1)     |5/14/9|A   |V|1,336             |A  |$37.41     |4,180              |D     |                           |
                           |8     |    | |                  |   |           |                   |      |                           |
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Common Stock               |      |    | |                  |   |           |331,500            |D     |                           |
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Common Stock  (2)          |      |    | |                  |   |           |19,839             |I     |In Trust                   |
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Common Stock (DRIP)  (3)   |      |    | |                  |   |           |76                 |D     |                           |
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Common Stock  (4)          |      |    | |                  |   |           |24,458             |I     |By Spouse                  |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
(1) Shares granted in lieu of annual retainer fee pursuant to the ITT Industries, Inc. 1996 Restricted Stock Plan for Non-Employee Directors.
(2) Shares held under the ITT Investment and Savings Plan for Salaried Employees, as of May 14, 1998.
(3) Shares acquired under ITT Industries, Inc. Dividend Reinvestment Plan as of May 14, 1998.
(4) Shares held by my wife, Jessie
M.
SIGNATURE OF REPORTING PERSON
RAND V. ARASKOG
DATE
5/18/98